Exhibit 99.1

Vigil Neuroscience Announces First Patient Dosed in the IGNITE Phase 2 Clinical Trial to Evaluate VGL101 in Patients with ALSP

– First-ever interventional trial for patients with ALSP, a rare and rapidly progressing neurological disease with significant unmet medical need –

CAMBRIDGE, Mass., December 14, 2022 (GLOBE NEWSWIRE) — Vigil Neuroscience, Inc. (Nasdaq: VIGL), a clinical-stage biotechnology company committed to harnessing the power of microglia for the treatment of neurodegenerative diseases, today announced that the Company dosed its first patient in the Phase 2, proof-of-concept clinical trial evaluating VGL101, a fully human monoclonal antibody TREM2 agonist, in patients with adult-onset leukoencephalopathy with axonal spheroids and pigmented glia (ALSP).

“Dosing the first ALSP patient in the IGNITE Phase 2 trial represents a significant clinical milestone for Vigil and for people living with this rare, rapidly progressing, fatal disease with a significant unmet need,” said Ivana Magovčević-Liebisch, Ph.D., J.D., President and Chief Executive Officer of Vigil. “This is also an important first step in reaching our anticipated milestone of establishing proof of concept in ALSP in 2023 and evaluating the therapeutic potential of VGL101 in patients for whom there are currently no approved treatments.”

“Interim topline data from our Phase 1 trial in healthy volunteers demonstrated that VGL101 is safe, well tolerated, brain penetrant, and produced robust and durable reductions in sTREM2, validating its mechanism of action. Now, we look forward to evaluating the safety and tolerability of VGL101 as well as its effects on imaging and biomarkers of disease progression in this first ever interventional trial for people living with ALSP,” said Spyros Papapetropoulos, M.D., Ph.D., Chief Medical Officer of Vigil. “I’d like to thank the Vigil team, study participants, the patient advocacy groups and our clinical collaborators at our trial sites for their tireless efforts in initiating this important trial and their commitment to the ALSP community.”

IGNITE is a global Phase 2, open-label proof-of-concept trial, designed to evaluate the safety and tolerability of VGL101 in up to 15 patients with symptomatic ALSP related to CSF1R gene mutations. Secondary outcome assessments include the effects of VGL101 on magnetic resonance imaging and biomarkers of neurodegeneration and target engagement. Exploratory outcome assessments include the evaluation of clinical efficacy measures using standard cognitive, motor and functional assessments as well as assessment of the pharmacokinetics of VGL101 in patients with ALSP. Patients enrolled in the trial will receive an intravenous (IV) infusion of 20 mg/kg of VGL101 approximately every four weeks, for a treatment duration of one year.

About VGL101

VGL101, Vigil’s lead product candidate, is a fully human monoclonal antibody targeting human triggering receptor expressed on myeloid cells 2 (TREM2), which is responsible for maintain microglial cell function. TREM2 deficiency is believed to be a driver of certain neurodegenerative diseases. VGL101 is in development for rare microgliopathies, such as ALSP, as well as other neurodegenerative diseases for which TREM2 and/or microglia deficiency is believed to be a key driver of disease pathway.

About ALSP

ALSP is a rare, inherited, autosomal dominant neurological disease with high penetrance. It is caused by a mutation to the CSF1R gene and affects an estimated 10,000 people in the US, with similar prevalence in Europe and Japan. The disease generally presents itself in adults in their forties, is diagnosed through genetic testing and established clinical/radiologic criteria and is characterized by cognitive dysfunction, neuropsychiatric symptoms, and motor impairment. These symptoms typically exhibit rapid progression with a life expectancy of approximately six to seven years on average after diagnosis, causing significant patient and caregiver burden. There are currently no approved therapies for the treatment of ALSP, underlining the high unmet need in this rare indication.

About Vigil Neuroscience

Vigil Neuroscience is a clinical-stage biotechnology company focused on developing treatments for both rare and common neurodegenerative diseases by restoring the vigilance of microglia, the sentinel immune cells of the brain. We are utilizing the tools of modern neuroscience drug development across multiple therapeutic modalities in our efforts to develop precision-based therapies to improve the lives of patients and their families. VGL101, our lead candidate, is a fully human monoclonal antibody agonist targeting human triggering receptor expressed on myeloid cells 2 (TREM2) and is in a Phase 2 proof-of-concept trial in patients with adult-onset leukoencephalopathy with axonal spheroids and pigmented glia (ALSP), a rare and fatal neurodegenerative disease. We are also conducting IND-enabling studies with a novel small molecule TREM2 agonist program to treat common neurodegenerative diseases associated with microglial dysfunction, with an initial focus on Alzheimer’s disease (AD) in genetically defined subpopulations.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” of Vigil Neuroscience’s (“Vigil” or the “Company”) that are made pursuant to the safe harbor provisions of the federal securities laws, including, without limitation, express or implied statements regarding: the Company’s strategy, business plans and focus; the progress and timing of the preclinical and clinical development of Vigil’s programs, including the availability of data and expected timing for reporting data from the VGL101 Phase 2 proof-of-concept trial and the filing of an IND application for its small molecule TREM2 agonist program; and expectations regarding the development of VGL101 in ALSP and other indications; expectations regarding the development of its small molecule TREM2 agonist program in AD. Forward-looking statements are based on Vigil’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical trials; uncertainties as to the availability and timing of results and data from preclinical and clinical studies; the timing of the Company’s ability to submit and obtain regulatory clearance for investigational new drug applications and initiate additional clinical trials; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; the Company’s ability to initiate and complete its current and expected clinical trials and its ability to work with the FDA to successfully remove the partial clinical hold; whether Vigil’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; uncertainties associated with the impact of the COVID-19 pandemic on its business and operations; as well as the risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission (SEC), including Vigil’s IPO registration statement, its Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Report on Form 10-Q for the three months ended September 30, 2022 and in any subsequent filings it may make with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Vigil undertakes no duty to update such information except as required under applicable law. Readers should not rely upon the information on this page as current or accurate after its publication date.

Investor Contact:

Sarah Carmody

scarmody@vigilneuro.com

Media Contact:

Megan McGrath

MacDougall Advisors

mmcgrath@macdougall.bio

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